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                                                                     Exhibit 5.1





                                 April 22, 2004



Nortek Holdings, Inc.
50 Kennedy Plaza
Providence, RI  02903

Ladies and Gentlemen:


      This opinion is rendered to you in connection with a registration statement (the "Registration Statement") on Form S-4 filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the exchange offer (the "Exchange Offer") by Nortek Holdings, Inc. ("Holdings") to exchange its $515,000,000 in aggregate principal amount at maturity 10% Series B Senior Discount Notes due 2011 (the "Exchange Notes") for its outstanding $515,000,000 aggregate amount at maturity 10% Senior Discount Notes due 2011 (the "Original Notes"). The Original Notes were issued pursuant to the provisions of an indenture dated as of November 24, 2003 (the "Indenture") entered into between Holdings and U.S. Bank National Associate, a national banking association, as Trustee (the "Trustee").

      We have acted as special counsel for Holdings in connection with the Exchange Offer and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary.

      We are members of the Bar of the State of New York and we do not express any opinion herein concerning any laws other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

      Based upon the foregoing, we are of the opinion that, when the Exchange Notes have been duly authorized, executed, issued and delivered as provided in the Indenture, and delivered in exchange for the Original Notes, as described in the Registration Statement, and assuming due authentication by the Trustee, the Exchange Notes will constitute valid and binding obligations of Holdings, enforceable against Holdings, in accordance with their terms, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally (including, without limitation, Section 548 of Title 11 of The United States Code and fraudulent conveyance or similar provisions of state law) and (ii) is
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subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

      We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."


                                       Very truly yours,

                                       /s/ Ropes & Gray LLP

                                       Ropes & Gray LLP